Exhibit 99.1

MEDIA CONTACT
N E W S R E L E A S E	Amy Baker
VP, Corporate Communications
abaker@mvbbanking.com
(844) 682-2265

INVESTOR RELATIONS CONTACT
Marcie Lipscomb
mlipscomb@mvbbanking.com
(844) 682-2265

MVB Financial Corp. Declares Third Quarter 2019 Dividend 25% Increase in Dividend Compared to Previous Quarter

FAIRMONT, W.Va. (August 21, 2019) – MVB Financial Corp. (NASDAQ: MVBF) (“MVB”) has declared a quarterly cash dividend of $0.05 per share payable on September 15, 2019, to shareholders of record at the close of business on September 1, 2019.

This is the third quarterly dividend for 2019 and includes a 25% increase as compared to the previous quarter dividend payout.

“At MVB, we have built a strong foundation allowing us to provide positive impact now and in the future for our shareholders, clients, communities and Teammates as our trusted partners. Our four lines of business – Commercial, Retail, Mortgage and Fintech – are firing on all cylinders. Over the past couple years, we have significantly increased our dividend payout as one more way we can create added value for our shareholders,” said Larry F. Mazza, CEO and President, MVB Financial Corp.

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About MVB Financial Corp.

MVB Financial Corp. (“MVB Financial” or “MVB”), the holding company of MVB Bank, is publicly traded on The Nasdaq Capital Market® under the ticker “MVBF.”

MVB is a financial holding company headquartered in Fairmont, W.Va. Through its subsidiary, MVB Bank, Inc., and the bank’s subsidiaries, MVB Mortgage and the MVB Community Development Corporation, the company provides financial services to individuals and corporate clients in the Mid-Atlantic region.

Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services.

For more information about MVB, please visit ir.mvbbanking.com.

Exhibit 99.1
Forward-looking Statements

MVB Financial Corp. has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this Press Release. These forward-looking statements are based on current expectations about the future and subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and its subsidiaries. When words such as "believes," "expects," "anticipates," "may," or similar expressions occur in this Press Release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. Additional factors that may cause our actual results to differ materially from those described in our forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.